Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective as of the 1st day of January, 2015, by and between Cross River Advisors LLC, a Delaware U.S. limited liability company (“Consultant”), and Western Uranium Corporation, an Ontario Canada corporation and its subsidiaries (“Client”).

W I T N E S S E T H:

WHEREAS, Client desires to retain Consultant to provide certain services to Client on the terms and conditions hereinafter set forth, and Consultant desires to perform such services on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto do hereby agree as follows:

1.	Consulting Services.

Client hereby retains Consultant as an independent contractor to provide financial operating services for the Client and its subsidiaries and affiliates. Consultant will oversee and facilitate the role utilizing both Consultant employees and external service providers. External service providers shall be engaged at market rates and at the expense of the Client subject to the Clients prior written approval. In such capacity, the Consultant shall oversee the performance of such duties and exercise such powers, authority, and functions commensurate with such position in similarly-sized public companies, and have and possess such other authority and functions as may be determined from time to time by the Board of Directors of the Client.

Consultant shall perform those duties that may reasonably be assigned to the Consultant diligently and faithfully to the best of the Consultant's abilities and in the best interests of the Client. The Consultant shall report to Client’s Chief Executive Officer.

Those duties will include the oversight of is the preparation of the year end and quarterly financial statements, management discussion and analysis (‘MDA’)and disclosures, taxation, monthly accounting, annual budget and forecast, cash management, financial and corporate strategy and through working with the Corporate Secretary and Chairman, the timely disclosures and filing of materials, including News Releases and Material Change Reports MDA and Management Information Circular and Proxy for the Annual General Meeting on Sedar, with the Canadian Stock Exchange and the Ontario Securities Commission. Additionally, Consultant will initially allocate resources to support Client’s IR, marketing, investor database and communication, graphics, and communication functions including website development and maintenance and all matters relating thereto and related processes on an ad hoc basis.

2.	Non-Exclusive Efforts.

Consultant shall not be required to devote its efforts full time to the services to be rendered to Client under this Agreement, and Consultant shall be entitled to engage in other business activities, including without limitation providing similar services to other clients. Client acknowledges that the information and recommendations to be provided by Consultant to Client may be the same or different from the information and recommendations provided to other clients, and will not be for the exclusive use of Client unless otherwise specifically agreed in writing by Consultant. Further, serving in those capacities detailed in Section 1 will not preclude Consultant and affiliates from separately engaging with Client for other services and in additional capacities.

3.	Conflicts of Interest.

Client acknowledges that Consultant may, in the performance of its duties under this Agreement, have a conflict of interest due to Consultant’s other business activities. Consultant will promptly advise Client if Consultant believes that a material conflict of interest has arisen or may arise, as a result of any benefit, interest or relationship, whether direct or indirect, that Consultant reasonably believes would be likely to influence Consultant in performing the services for Client under this Agreement and will take the appropriate actions in disclosing the conflict or possible conflict, related party transactions in accordance with best practices under the rules of the Canadian Stock Exchange and the Ontario Securities Commission and the Ontario Business Corporations Act.

4.	Authority.

Consultant shall not have any authority to effect any transactions on behalf of Client, and nothing contained in this Agreement shall be deemed to constitute Consultant as an employee, agent, or joint venture partner of Client. Consultant shall not hold itself out nor represent to anyone that it is an employee, agent, or joint venture partner of Client. As an independent contractor, Consultant will determine its own means and methods of operating and functioning in its business, without prior approval of any kind from Client.

5.	Limitation of Liability:

Although all information to be provided by Consultant under this Agreement will be based upon information obtained from sources that are believed by Consultant to be reliable, Consultant does not represent or warrant the accuracy of any information or recommendations provided by Consultant. Client acknowledges that Consultant is providing consulting services only in relation to those areas specified in Section 1 as requested by Client, and is not necessarily aware of or familiar other areas of the Client’s business, and that Client is solely responsible for the tax and legal consequences of acting upon any of the Consultant’s advice or recommendations. Consultant will not be responsible or liable for any loss of any kind, except to the extent caused by Consultant’s gross negligence, wilful default, fraud, dishonesty or breach of this Agreement, and in any event Consultant will not be liable for any loss of profits or opportunity, for any decline in value of the business or assets, for any other consequences of any action taken or omitted to be taken by Client, or for any other direct, indirect, financial or consequential loss or liability of any kind. Consultant’s liability for any breach of this Agreement will under all circumstances be limited to the return to Client of all fees paid by Client to Consultant under this Agreement.

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6.	Fees:

The annual base salary payable to the Consultant for services hereunder shall be $100,000.00 ("Base Compensation"), exclusive of other compensation. The annual Base Compensation payable to the Consultant shall be payable in equal monthly installments of $8,333.33 on the 1st day of each month or in such other manner as may be mutually agreed upon, and without any deductions or withholdings. The Consultant shall be entitled to participate in any stock option or incentive compensation plan offered by the Corporation to its senior management in the manner and to the extent authorized by the Board of Directors.

7.	Expenses.

Client will be responsible for all reasonable direct and indirect expenses incurred by Consultant for the benefit of the Client. Any expenses in excess of $1000 during any 1 month period must be approved by the Board of Directors of the Company.

8.	Taxes.

Consultant shall pay any taxes due in connection with the compensation payable under this Agreement.

9.	Confidential Information.

(a)      Consultant shall not, at any time during or following expiration or termination of Consultant's engagement by Client, regardless of the manner, reason, time or cause thereof, directly or indirectly (i) reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same for the immediate benefit of Client, any Proprietary Information (as defined below) or (ii) use any Proprietary Information for purposes other than the performance of Consultant's obligations hereunder. Consultant shall protect Client information according to the standards required of a publicly listed company.

(b)      The term “Proprietary Information” means all information of any nature whatsoever, and in any form, which at the time or times concerned relates to any aspect of the business of Client and which is confidential and proprietary to Client. Proprietary Information includes, but is not limited to, items, materials and information concerning assets; client lists, identities or any other client information; budgets; financial information and all documentation, reports and data (recorded in any form) relating to the foregoing. Notwithstanding the foregoing, “Proprietary Information” shall not include (i) any information to the extent it becomes generally known by the public through no fault of Consultant, (ii) any information which Consultant is required to disclose as a result of a subpoena or other legal process, or (iii) any information available on a non-confidential basis from a source other than Client.

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(c)      Upon termination or expiration of Consultant's engagement by Client, or at any time on the request of Client before termination or expiration, Consultant shall promptly destroy or deliver to Client, at Client's option and expense, (i) all materials furnished to Consultant by Client and (ii) all tangible media of expression which are in Consultant's possession and which incorporate any Proprietary Information or otherwise relate to Client's business. At Client's request, Consultant shall provide to Client written certification of Consultant's compliance with (i) and (ii) above.

(d)      Consultant acknowledges that the remedy at law for any breach or threatened breach of this Section 9 by Consultant will be inadequate and that, accordingly, Client shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without having to prove the inadequacy of the available remedies at law. Consultant agrees that in any action by Client against it for injunctive relief or for specific performance of any of its obligations pursuant to this Section 9, no pleading or defense shall be made on the grounds of adequate remedy at law or any similar defense. Nothing herein shall be construed as prohibiting Client from pursuing any other remedies for such breach or threatened breach.

10.	Termination.

(a)      The term of this Agreement will continue until the earlier of (i) December 31, 2015, (ii) such later date as Client and Consultant shall agree in writing (iii) such earlier date upon 90 days prior written notice by either Client or Consultant, (iv) upon the wind-down of Client or (v) the termination of this Agreement pursuant to Section 10(b), (c), or (d) below.

(b)      In addition to any other remedies available, Client shall have the right to terminate this Agreement immediately without any further liability or obligation to Consultant (except for amounts due and owing to Consultant as of the effective date of an such termination), if Consultant breaches any material provision of this Agreement, and such breach continues, following specific written notice of the alleged breach by Client to Consultant, for ten (10) days following Consultant’s receipt of such written notice.

(c)      In addition to any other remedies available, Consultant shall have the right to terminate this Agreement immediately without any further liability or obligation to Client, if Client breaches any material provision of this Agreement, and such breach continues, following specific written notice of the alleged breach by Consultant to Client, for ten (10) days following Client’s receipt of such written notice.

(d)      In addition, the agreement may be terminated under those provisions that the Client and Consultant shall agree in writing.

(e)      Sections 4, 5 and 9 of this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.

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11.	Notice.

Any notice required or permitted to be given under this Agreement shall be in writing and deemed effective if either delivered in person or by overnight courier, facsimile or first class mail, certified with return receipt requested, or email. Notices to Client shall be delivered to:

Western Uranium Corporation

32217 Hwy 90 Road

P.O. Box 98

Nucla, CO 81424

Attention: George Glasier, CEO

Email: silverhawkranch@aol.com

Notices to Consultant shall be delivered to:

Cross River Advisors LLC

3 Greenwich Office Park

Greenwich, CT 06831

Attention: Andrew Wilder, CEO

Email: awilder@crossriverllc.com

12.	Assignment.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the written consent of the other; provided, however, that this Agreement may be assigned by Client without consent to a successor of all or substantially all of Client’s business. Any assignment in violation of this Section shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and any permitted successors or assigns.

13.	Entire Agreement;Modification.

This Agreement constitutes the entire understanding between the parties hereto with respect to the Consultant’s engagement by Client, as provided for herein, and supersedes any and all other understandings, negotiations or agreements relating thereto, and no modification to this Agreement, nor any waiver of any rights, shall be effective unless agreed to in writing by the party to be charged.

14.	Section Headings.

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.	Choice of Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without regard to the principles of conflicts of laws, and each party agrees that the exclusive jurisdiction for the settlement of any disputes will be the state and federal courts located in the State of Connecticut.

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16.	Validity.

If any of the provisions of this Agreement shall be determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue in full force and effect. In such a case, the parties shall, and a court of competent jurisdiction may, replace the invalid provision with a legally permissible arrangement, which comes nearest to the intended purpose of the invalid provision.

17.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first set forth above.

CROSS RIVER ADVISORS LLC

By:	/s/ Andrew Wilder
Name:	Andrew Wilder
Title:	Chief Executive Officer

WESTERN URANIUM CORPORATION.

By:	/s/ George Glasier
Name:	George Glasier
Title:	Chief Executive Officer

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